Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders

Nuveen Municipal 2021 Target Term Fund
811-23102


The Registrant has added a new series of the preferred share class, as stated in the Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term
Preferred Shares, containing a description of the securities. A copy of such Statement is attached to the N-SAR filing for the Registrant under Sub-Item 77Q1(a) and it is herewith incorporated by reference to Sub-Item 77Q1(d).